Prospectus Supplement No. 4	Filed pursuant to Rule 424(b)(3)
to Prospectus dated February 12, 2013	File No. 333-162712

INSPRO TECHNOLOGIES CORPORATION

This document supplements the prospectus, dated February 12, 2013, relating to offers and resales of up to 115,688,313 shares of our common stock, including 41,665,600 issuable upon conversion of shares of preferred stock and 44,332,800 shares issuable upon the exercise of warrants, 1,250,000 shares of our Series A Convertible Preferred Stock, 833,280 shares of our Series B Convertible Preferred Stock and warrants to purchase 33,332,800 shares of our common stock. This prospectus supplement is incorporated by reference into the prospectus. The prospectus was filed as part of our Registration Statement on Form S-1, as amended (File No. 333-185752). This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Results of Voting of Stockholders at Annual Meeting

We held our Annual Meeting of Stockholders on August 14, 2013. The following matters, all of which were set forth in our definitive proxy statement on Schedule 14A, as filed with the Securities and Exchange Commission on June 29, 2013, were voted on at the Annual Meeting. The results of such voting are as indicated below.

1.	Election of the ten nominees listed below to serve on our Board of Directors until the next annual meeting of stockholders and until his or her successor is elected, or until the director’s earlier death, resignation or removal:
Nominee	For	Withheld
Donald R. Caldwell	72,116,399	4,532,779
Brian Adamsky	72,148,038	4,501,140
Michael Azeez	71,115,399	4,533,779
John Harrison	72,148,038	4,501,140
Robert J. Oakes	72,148,038	4,501,140
Sanford Rich	72,147,038	4,502,140
L.J. Rowell	72,148,038	4,501,140
Paul Soltoff	72,148,038	4,501,140
Anthony R. Verdi	76,480,378	168,800
Edmond J. Walters	76,481,378	167,800

There were 14,528,204 broker non-votes with respect to the election of directors.

  Ratification of the appointment of D’Arelli Pruzansky, P.A. as our independent registered public accountants for the fiscal year ending December 31, 2013.

For	Against	Abstain
90,788,039	351,219	38,124

There were no broker non-votes with respect to the proposal to ratify the appointment of D’Arelli Pruzansky, P.A. as our independent registered public accountants for the fiscal year ending December 31, 2013.

  The vote of the stockholders on the resolution that our stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Executive Compensation section of our proxy statement, was as follows:

FOR:	73,480,178

AGAINST:	3,139,000

ABSTAIN:	35,000

There were 14,523,204 broker non-votes with respect to the proposal that our stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Executive Compensation section of our proxy statement.

  The vote of the stockholders on the resolution for a non-binding, advisory vote, of the frequency of the shareholder advisory vote on executive compensation to occur annually, every two years or every three years, was as follows:

Annually:	5,197,221

Every Two Years:	86,000

Every Three Years:	71,115,957

ABSTAIN:	255,000

There were 14,528,204 broker non-votes with respect to the vote of the stockholders on the resolution for a non-binding, advisory vote, of the frequency of the shareholder advisory vote on executive compensation to occur annually, every two years or every three years.

On the basis of the above votes, (i) all nominees listed above were elected to serve on our Board of Directors until the next annual meeting of stockholders and until his or her successor is elected, or until the director’s earlier death, resignation or removal; (ii) the proposal to ratify the selection of D’Arelli Pruzansky, P.A. as our independent registered public accountants for the fiscal year ending December 31, 2013, (iii) the resolutions that our stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Executive Compensation section of our proxy statement, and (iv) the resolution for a non-binding, advisory vote, of the frequency of the shareholder advisory vote on executive compensation occur every three years, were all adopted.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus any prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 15, 2013